EXHIBIT 10.3

FIRST AMENDMENT TO

TARGA RESOURCES INVESTMENTS INC.

LONG-TERM INCENTIVE PLAN

WHEREAS, Targa Resources Corp., formerly known as Targa Resources Investments Inc. (the “Company”), has established the Targa Resources Investments Inc. Long-Term Incentive Plan (the “Plan”) in order to provide employees, consultants, and directors of the Company and its affiliates with an opportunity to receive incentive cash compensation awards (“Performance Units”) that are based on the performance of the common units (the “Units”) of Targa Resources Partners LP;

WHEREAS, pursuant to Section 7(a) of the Plan, the Board of Directors of the Company (the “Board”) or the Compensation Committee or other committee appointed by the Board to administer the Plan (the “Committee”) may amend the Plan in any manner at any time; and

WHEREAS, the Committee desires to amend the Plan to make the formula for determining the settlement amount under Performance Units consistent with the manner in which performance goal achievement is calculated under such awards; and

WHEREAS, the Committee desires to make other clarifying changes to the Plan to reflect changes in the organizational structure that have occurred since the Plan’s effective date and other developments.

NOW, THEREFORE, the Plan shall be amended effective as of July 15, 2013 as follows:

1. The definition of “Fair Market Value” in Section 2 of the Plan shall be deleted, and the following shall be substituted therefor with respect to new Performance Unit Awards issued on or after the effective date of this First Amendment:

“Fair Market Value” means the average closing sales price of a Unit on the principal national securities exchange or other market in which trading in Units occurs for the last ten trading days ending on the applicable date. For purposes of the foregoing, the closing sales price of a Unit shall be the closing sales price of a Unit, as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not traded on a national securities exchange or other market at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee. Notwithstanding the foregoing, with respect to an Award granted on the effective date of the initial public offering of Units, Fair Market Value on such date shall mean the initial offering price per Unit as stated on the cover page of the S-1 for such offering.

2. Section 6(a)(iii) of the Plan shall be deleted, and the following shall be substituted therefor:

“(iii) Lapse of Restrictions. Upon or as soon as reasonably practicable following the vesting of each Performance Unit (but in no event later than March 15 of the calendar year following the date of such vesting, or such earlier date as may be specified in the Award Agreement), subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company cash equal to the Fair Market Value of one Unit (or the applicable percentage thereof, based on the relative achievement against the specified performance goals described in Section 6(a) and established in the Performance Unit Award Agreement) as of the vesting date.”

3. References in the Plan to “Targa Resources Investments Inc.” shall be deleted and substituted with references to “Targa Resources Corp.” and the name of the Plan shall be changed to the “Targa Resources Corp. Long-Term Incentive Plan.”

4. The reference in Section 1 of the Plan to “the parent entity” shall be changed to “the indirect parent entity.”

5. Capitalized terms used but not defined herein shall have the meanings attributable to them in the Plan.

6. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Targa Resources Investments Inc. Long-Term Incentive Plan, to be effective as of July 15, 2013.

TARGA RESOURCES CORP.

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer